Exhibit 21.1

LIST OF SUBSIDIARIES

(expected as of the Distribution Date)

Bank of New Castle

DFS International Inc.

DFS Services LLC

Discover Bank

Discover Card Limited

Discover Community Development Corporation

Discover Financial Services

Discover Financial Services (Canada), Inc.

Discover Financial Services (Cayman), Inc.

Discover Financial Services (Hong Kong), Inc.

Discover Financial Services Insurance Agency, Inc.

Discover Products Inc.

Discover Receivables Financing Corporation

Discover Services Corporation

DRFC Funding LLC

Goldfish Bank Limited

Goldfish Card Services Limited

Goldfish Credit Enhancing Inc.

Goldfish Credit Servicing Inc.

Goldfish Procurement Inc.

GTC Insurance Agency, Inc.

Money Station, Inc.

PULSE EFT Association LP

PULSE EFT GP LLC

PULSE LP LLC

SCFC Receivables Corp.

Tyme Corporation